Exhibit 3.9

8703450112

9 AM	CERTIFICATE OF AMENDMENT

FEB 2 1988	OF

CERTIFICATE OF INCORPORATION

OF

CAMBER CORP.

* * * * *

CAMBER CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That, by unanimous written consent dated November 25, 1987, the sole Director of Camber Corp. adopted the following resolution amending the Certificate of Incorporation of said Corporation:

RESOLVED:	That the Certificate of Incorporation of the Corporation be amended by changing article numbered 2 thereof so that, as amended, said article 2 shall be and read as follows:

“2. The address of its registered office in the State of Delaware is 409 Valley Road, in the City of Newark, County of New Castle. The name of its registered agent at such address is Charles S. Ih.”

SECOND: That the said sole Director of the Corporation has voted to adopt said amendment pursuant to Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said CAMBER CORP. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Dhananjay G. Wadekar, its President and Secretary, this         day of November, 1987.

CAMBER CORP.

(Corporate Seal)	By	/s/ Dhananjay G. Wadekar
Dhananjay G. Wadekar President

/s/ Dhananjay G. Wadekar
Dhananjay G. Wadekar
Secretary